Exhibit 23.1

Rogue Baron Plc 78 Pall Mall St James’s London SW1Y 5ES	DDI: +44 (0)20 7516 2294 Email: zkhaki@pkf-l.com Date: 5 September 2024 Ref: 48506/ZAK/QI

Consent of Independent Registered Public Accounting Firm

To: Rogue Baron Plc

We hereby consent to the incorporation of our report dated March 28, 2024 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of Rogue Baron Plc and subsidiaries (collectively, the “Company”) as of 30 September 2023 and 2022, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows, for the year ended 30 September 2023 and the nine months ended 30 September 2022, and the related notes (collectively referred to as the “financial statements”).

Yours faithfully

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP